Exhibit 99.2

PRESS RELEASE

China BAK Battery, Inc. Reports Fourth Quarter and Fiscal Year 2006 Financial Results

•	Fourth quarter net revenues reach a record $46.1 million, up 72% year-over-year and up 38% sequentially

Shenzhen, China – December 8, 2006 – China BAK Battery, Inc. (“China BAK”, or “BAK”) (Nasdaq: CBAK), one of the largest lithium-ion battery cell manufacturers in China and in the world, today announced its financial results for the fourth quarter and fiscal year ended September 30, 2006 (“FY06”).

Recent Achievements and Highlights

•

Reached agreements with five new OEM customers, including four new customers for prismatic cells and one new customer for cylindrical cells, due in large part to the higher quality and process reliability of our new automated production lines.

•	OEM manufacturing facility nearing completion, expected to be completed in the first quarter of calendar year 2007.

•	Repaid $22.5 million in bank loans and arranged for $36.7 million in new bank loans; $92.9 million available under credit facilities at 2006 fiscal year end.

Fourth Quarter FY06 Financial Results

Revenues for the fourth quarter of FY06 were a record $46.1 million, up 72.3% from $26.8 million in the fourth quarter of fiscal year ended September 30, 2005 (“FY05”), and up 38.1% sequentially from the quarter ended June 30, 2006. Net income was $4.7 million, or $0.10 per diluted share, compared to $4.8 million, or $0.12 per diluted share, in the fourth quarter of FY05, and $4.7 million, or $0.09 cents per diluted share, in the third quarter of FY06. Net income in the fourth quarter of FY06 was adversely impacted by $3.7 million ($0.08 per diluted share) of unexpected pretax non-operating and nonrecurring items.

Nonrecurring items in the quarter include $2.2 million in stock compensation expenses related to the company’s adoption of SFAS 123 (R), including $1.6 million related to the termination of the company’s stock option plan and grant of certain restricted shares to replace 1.4 million shares of stock options cancelled on September 28, 2006, $1.2 million in non-recurring expenses related to the re-audit of its financial statements for the previous three years by its recently appointed certified independent auditors, and $0.3 million in penalties related to the withdrawal of the effective SB-2 registration statement in connection to its September 2005 equity offering. Based on the re-audit and subsequent restatement of its financial results, the company was required to withdraw its effective SB-2 registration statement in connection to its September 2005 equity offering, resulting in penalties of approximately $0.3 million.

“Operationally, the fourth quarter of FY2006 was the strongest quarter in our history. Revenues increased 72% on a year-over-year basis, and 38% from the prior quarter. After removing the impact of one-time items, our net income was approximately $8.4 million, in line with our expectations,” commented Xiangqian Li, China BAK’s Chief Executive Officer.

The sequential increase in revenues was largely due to greater demand from existing customers. Sales of steel-case and aluminum-case battery cells, the largest contributors to the company’s revenues during the quarter, increased 53.0% and 52.9%, respectively, from the third quarter of FY06. Sales of high-power lithium-phosphate cells increased 15.0% from the third quarter of FY06, and comprised 18.6% of total revenues.  Sales of China BAK’s new line of cylindrical cells generated $0.5 million in revenues during the quarter.

Gross profit for the fourth quarter of FY06 was a record $11.8 million, up 35.5% from $8.7 million in the fourth quarter of FY05, and up 39.0% from the third quarter of FY06. Gross margin was 25.6% in the fourth quarter of FY06, compared to 32.6% in the fourth quarter of FY2005 and 25.4% in the third quarter of FY06.  Gross margin in the fourth quarter of FY06 was adversely impacted by additional qualification and facility certification requirements from potential cylindrical cell customers in the wake of product safety issues and subsequent recalls by a well-known manufacturer of laptop cells. Lower average selling prices and minor increases in manufacturing costs also affected margin.

“Increasing our presence in the OEM market is one of our major initiatives, and we are pleased with the number of high profile customers we have won over the last three months,” Mr. Li continued. “We experienced a slow down in the ramp up of our higher-margin production lines given the recent product safety issues and product recalls by a competing manufacturer of laptop cells. However, we believe BAK’s automated cylindrical cell production line mitigates some of these safety concerns, which could potentially result in a large number of new customers as manufacturers transition to alternate suppliers.”

Operating expenses totaled $5.9 million during the fourth quarter of FY06, up 83.2% from $3.2 million in the fourth quarter of FY05. Operating expenses in the fourth quarter of FY06 include $2.2 million in non-cash, stock compensation expenses related to the adoption of SFAS 123(R), including $1.6 million related to certain restricted shares granted to replace 1.4 million shares of stock options cancelled on September 28, 2006. Operating expenses in the fourth quarter of FY06 also include $1.2 million in non-recurring expenses related the re-audit of the company’s financial statements for the previous three years by its recently appointed certified independent auditors, and $0.3 million in penalties related to the withdrawal of the effective SB-2 registration statement in connection to its September 2005 equity offering.  Excluding the non-recurring items, operating expenses totaled $2.2 million, down 31.1% from the fourth quarter of FY05.

Research and development and sales and marketing expenses also increased, reflecting additional staff as well as higher depreciation expenses as the company purchased more equipments utilized in the R&D efforts.

Operating income for the fourth quarter of FY06 was $5.9 million, an increase of 7.3% over operating income of $5.5 million reported a year ago. Operating margin for the fourth quarter of FY06 was 12.8%, as compared to 20.5% in the fourth quarter of FY05. Excluding the non-recurring items, operating income and margin were $9.6 million and 20.8%, respectively, in the fourth quarter of FY06.

Net income was $4.7 million in the fourth quarter of FY06, compared to $4.8 million in the fourth quarter of FY05. Diluted earnings per share was $0.10 for the fourth quarter of FY06, compared to $0.12 for the fourth quarter of FY05.

FY06 Financial Results

For the fiscal year ended September 30, 2006, revenues increased 41.1% to $143.8 million, compared to $101.9 million in FY05. Gross profit was $39.6 million, or 27.6% of revenues, compared to $25.9 million, or 25.4% of revenues, in FY05. Operating income was $22.6 million, up 45.8% over operating income of $15.5 million reported in FY05. Operating income for FY06 includes the previously mentioned $3.7 million ($0.08 per diluted share) of pretax non-operating and nonrecurring items. Operating margin was 15.7%, as compared to 15.2% in FY05.Excluding the nonrecurring items, operating income and margin were $26.3 million and 18.3%, respectively, in FY06. Net income was $20.2 million, an increase of 49.4% over $13.5 million in FY05.Diluted earnings per share was $0.41, compared to $0.35 in FY05.

Financial Condition

At September 30, 2006, China BAK had $21.1 million in cash, and working capital of $4.6 million, reflecting a current ratio of 1.01:1. Days sales outstanding (DSO) were 127 for the fourth quarter of FY06, down from 150 days in the fourth quarter of FY05, and down from 156 days in the third quarter of FY06.  Total debt, including short-term bank loans and bills payable, stood at $97.1 million. During the fourth quarter, the company repaid $22.5 million in bank loans and arranged for $36.7 million in new bank loans at fixed interest rates. As of September 30, 2006, the company had approximately $92.9 million available under its credit facilities. Stockholders’ equity totaled $113.6 million.

Business Outlook

Given the scope and magnitude of a number of pending new business opportunities, the company does not believe it is prudent to give guidance for fiscal 2007 at this time.

“Our outlook for fiscal 2007 is optimistic. Our reputation for high quality and product safety is proving to be a competitive advantage, as more and more OEMs are factoring safety into their qualification requirements. We expect demand for our prismatic cells will continue to experience strong growth.    We also anticipate strong demand for our new line of cylindrical cells and we are currently in serious discussions with a number of top tier OEMs. As sales of our newer, more innovative products contribute a larger portion of our product mix, our margins should expand. We believe we are poised to take advantage of the many growth opportunities in our marketplace.” Mr. Li concluded.

Conference Call

China BAK Battery Inc. will host a conference call at 8:00 am ET on Monday, December 11, 2006, to discuss results for the fourth quarter and fiscal year ended September 30, 2006. Joining Xiangqian Li, China BAK’s President and Chief Executive Officer, on the call will be Yongbin Han, China BAK’s Chief Financial Officer, and Dr. Huanyu Mao, China BAK’s Chief Operating Officer and Chief Technology Officer. Also participating on the call will be Jim Groh, the company’s U.S. based representative. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (866) 800-8648. International callers should dial (617) 614-2702.  The pass code for the call is 23943966. If you are unable to participate in the call at this time, a replay will be available on Monday, December 11 at 10:00 a.m. ET, through Monday, December 18, at 10:00 a.m. ET.  To access the replay dial (888) 286-8010 and enter the conference ID number 23943966. This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the CBAK website at http://www.bak.com.cn/. To listen to the live webcast, please go to the CBAK website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.  For those unable to participate during the live broadcast, a replay will be available shortly after the call on CBAK’s website for 90 days.

About China BAK Battery Inc.

China BAK Battery, Inc. is one of the largest manufacturers of lithium-based battery cells in China and in the world, as measured by production output. It produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, notebook computers, cordless power tools and portable consumer electronics, such as digital media devices, portable media players, portable audio players, portable gaming devices and PDAs (Personal Digital Assistants). China BAK Battery, Inc.’s 1.9 million square feet facilities are located in Shenzhen, PRC, and have been recently expanded to produce new products. China BAK Battery, Inc. is the largest manufacturer of lithium-ion battery cells for China’s cellular phone replacement battery market.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All “forward-looking statements” relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These risks and uncertainties include but are not limited to: risks related to our business, risks related to operating in China, risks related to our common stock, and other risks disclosed in the company’s filings with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K and other filings. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company’s actual results could differ materially from those contained in the forward-looking statements. All information provided in this press release and in the attachments is as of the date of this press release, and the company does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

For more information, please contact:

Company Contact:
Jim Groh
Tel: +1-843-277-0024
Email: jim@BAKbattery.com

Or
Investor Relations Contact:
Crocker Coulson
Tel: +1- 646-213-1915
Email: crocker.coulson@ccgir.com

Or
Elaine Ketchmere
Tel: +1-310-477-9800, ext. 119
Email: elaine.ketchmere@ccgir.com

-Financial Tables Follow-

China BAK Battery Inc. and subsidiaries
Consolidated Statements of Operations and Comprehensive Income
For the Three Months and Fiscal Years Ended September 30, 2006 and 2005
(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Years Ended September 30,

	2006	2005	2006	2005

	(unaudited)	(unaudited)
Net Revenues	$46,108	$26,763	$143,829	$101,922
Cost of revenues	(34,292)	(18,043)	(104,196)	(76,047)

Gross profit	11,816	8,720	39,633	25,875

Operating expenses:
Research and development costs	(1,499)	(227)	(2,935)	(542)
Sales and marketing expenses	(1,512)	(1,082)	(5,055)	(3,855)
General and administrative expenses	(2,921)	(1,929)	(9,071)	(5,994)

Total operating expenses	(5,932)	(3,238)	(17,061)	(10,391)

Operating income	5,884	5,482	22,572	15,484
Finance costs, net	(895)	(323)	(1,888)	(845)
Gain on trading securities	—	—	279	—
Other expenses (income)	(166)	(436)	(205)	(490)

Income before income taxes	4,823	4,723	20,758	14,149
Income taxes	(81)	93	(593)	(652)

Net income	$4,742	$4,816	$20,165	$13,497

Other comprehensive income (loss) - Foreign currency translation adjustment	1,193	1,004	2,443	1,005

Comprehensive income	$5,935	$5,820	$22,608	$14,502

Net income per share:
Basic	$0.10	$0.12	$0.41	$0.35

Diluted	$0.10	$0.12	$0.41	$0.35

Weighted average shares outstanding:
Basic	48,879	40,979	48,880	38,289
Diluted	49,076	41,028	48,913	38,409

China BAK Battery Inc. and subsidiaries
Consolidated Balance Sheets
As of September 30, 2005 and 2006
(Amounts in thousands)

	As of September 30,

	2006	2005

Assets
Current assets
Cash and cash equivalents	$21,100	$33,056
Pledged deposits	12,972	19,392
Trade accounts receivable, net	64,332	43,864
Inventories	47,389	21,696
Prepayments and other receivables	1,134	2,156

Total current assets	146,927	120,164
Property, plant and equipment, net	109,406	65,751
Lease prepayments, net	3,161	3,155
Intangible assets, net	75	53
Amounts due from related parties	—	272
Deferred tax assets	86	91

Total assets	$259,655	$189,486

Liabilities
Current liabilities
Short-term bank loans	$67,900	$39,545
Accounts and bills payable	48,316	45,119
Accrued expenses and other payables	25,881	14,280
Share-based payment liabilities	3,625	—

Total current liabilities	145,722	98,944
Deferred tax liabilities	305	233

Total liabilities	146,027	99,177

Commitments and contingencies
Shareholders’ equity:
Ordinary shares US$0.001 par value; 100,000,000 authorized; 48,878,396 issued and outstanding as of June 30, 2006 and September 30, 2005	49	49
Additional paid-in-capital	68,127	67,416
Statutory reserves	5,792	3,034
Retained earnings	36,212	18,805
Accumulated other comprehensive income	3,448	1,005

Total shareholders’ equity	113,628	90,309

Total liabilities and shareholders’ equity	$259,655	$189,486

China BAK Battery Inc. and subsidiaries
Consolidated Statements of Cash Flows
For the Years Ended September 30, 2006 and 2005
(Amounts in thousands, except per share data)

	Years Ended September 30,

	2006	2005

Cash flow from operating activities
Net income	$20,165	$13,497
Adjustments to reconcile net income to net cash provided by/(used in) operating activities:
Depreciation and amortization	5,816	3,581
Bad debt expense	(556)	770
Share-based compensation	4,336	—
Deferred income tax	73	98
Changes in operating assets and liabilities:
Trade accounts receivable	(19,938)	(23,675)
Inventories	(25,693)	7,840
Prepayments and other receivables	456	(573)
Accounts and bills payable	4,274	5,005
Accrued expenses and other payables	5,382	1,472

Net cash provided by/(used in) operating activities	$(5,685)	$8,014

Cash flow from investing activities
Purchases property, plant and equipment	(41,382)	(30,594)
Purchases of intangible assets	(34)	(2)

Net cash used in investing activities	$(41,416)	$(30,596)

Cash flow from financing activities
Proceeds from borrowings	99,036	63,012
Repayment of borrowings	(70,681)	(52,583)
Increase in pledged deposits	6,420	(12,272)
Amounts received from related parties	272	639
Repayments to Changzhou Lihai Investment Consulting Co., Ltd.	—	(1,812)
Proceeds from issuance of capital stock, net	—	55,379
Contribution from shareholders acquiring shares of BAK International Limited	—	11,500
Distribution to shareholders in connection with acquisition of shares of China BAK Battery, Inc.	—	(11,500)

Net cash provided by financing activities	$35,047	$52,363

Effect of exchange rate changes on cash	98	62

Net decrease in cash and equivalents	(11,956)	29,844

Cash and cash equivalents at the beginning of period	33,056	3,212

Cash and cash equivalents at the end of period	21,100	33,056

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